Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the following Registration Statements:
1) Registration Statement (Form S-8 No. 333-148375) of Forestar Group Inc.,
2) Registration Statement (Form S-8 No. 333-159214) of Forestar Group Inc.,
3) Registration Statement (Form S-3 No. 333-179612) of Forestar Group Inc.,
4) Registration Statement (Form S-3ASR No. 333-192442) of Forestar Group Inc.,
5) Registration Statement (Form S-8 No. 333-224803) of Forestar Group Inc., and
6) Registration Statement (Form S-3 No. 333-227505) of Forestar Group Inc.
of our reports dated November 16, 2018, with respect to the consolidated financial statements of Forestar Group Inc. and the effectiveness of internal control over financial reporting of Forestar Group Inc. included in this Transition Report (Form 10-KT) of Forestar Group Inc. for the nine months ended September 30, 2018.

/s/ Ernst & Young LLP

Austin, Texas
November 16, 2018